As filed with the Securities and Exchange Commission on April 30, 2001
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________
SOCKET COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)
____________________

DELAWARE	94-3155066
(State of incorporation)	(I.R.S. Employer Identification No.)
37400 Central Court Newark, CA 94560
(Address of principal executive offices)
____________________
AMENDED AND RESTATED 1995 STOCK PLAN AMENDED AND RESTATED 1999 NONSTATUTORY STOCK PLAN
(Full title of the Plan)
____________________
DAVID W. DUNLAP CHIEF FINANCIAL OFFICER SOCKET COMMUNICATIONS, INC. 37400 Central Court Newark, CA 94560 (510) 744-2700
(Name, address, and telephone number, including area code, of agent for service)
____________________
Copies to:
Herbert P. Fockler, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value:
To be issued under Amended and Restated 1995 Stock Plan	1,200,000	$3.14 (1)	$ 3,768,000	$ 942
To be issued under Amended and Restated 1999 Nonstatutory Stock Plan	500,000	$3.32 (2)	$ 1,660,000	$ 415
TOTAL	1,700,000		$ 5,428,000	$ 1,357

(1) Computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933. Such computation is the weighted average exercise price of $3.375 per share with respect to 918,044 shares subject to options outstanding and $ 2.365 per share, which is the average of the high and low price for the Common Stock of Socket Communications, Inc. on April 26, 2001 as reported on the Nasdaq NMS, with respect to 281,956 shares reserved for options not yet granted.

(2) Computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933. Such computation is the weighted average exercise price of $3.375 per share with respect to 473,224 shares subject to options outstanding and $ 2.365 per share which is the average of the high and low price for the Common Stock of Socket Communications, Inc. on April 26, 2001 as reported on the Nasdaq NMS, with respect to 26,776 shares reserved for options not yet granted.

SOCKET COMMUNICATIONS, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission by Socket Communications, Inc. (the "Registrant") are hereby incorporated by reference in this Registration Statement:

(a) The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act on April 11, 1995 and amended on June 15, 1995.

(b) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII of the Registrant's Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors and certain stockholders.

Delaware Law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant also maintains insurance for the benefit of its directors and executive officers insuring such persons against certain liabilities, including liabilities under the securities laws.

See also the undertakings set out in response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated 1995 Stock Plan and Form of Stock Option Agreement for use therewith.
4.2	Amended and Restated 1999 Nonstatutory Stock Option Plan and Form of Stock Option Agreement for use therewith.
5.1 23.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to legality of securities being registered. Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1).
23.2	Consent of Independent Public Accountants.
24.1	Power of Attorney (see page II-4).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on this 27th day of April, 2001.

SOCKET COMMUNICATIONS, INC.

By: /s/ Kevin J. Mills
      Kevin J. Mills
     President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Kevin J. Mills and David W. Dunlap, and each one of them, individually and without the other, his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on this 27th day of April, 2001.

Signature	Title
/s/Kevin Mills Kevin Mills	President, Chief Executive Officer (Principal Executive), and Director
/s/ Charlie Bass Charlie Bass	Chairman of the Board
/s/ David W. Dunlap David W. Dunlap	Vice President of Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Michael Gifford Michael Gifford	Executive Vice President and Director
/s/ Jack Carsten Jack Carsten	Director
/s/ Enzo Torresi Enzo Torresi	Director
/s/ Leon Malmed Leon Malmed	Director
/s/ Burnett Donoho Burnett Donoho	Director

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

Registration Statement on Form S-8

SOCKET COMMUNICATIONS, INC.

April 30, 2001

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated 1995 Stock Plan and Form of Stock Option Agreement for use therewith.
4.2	Amended and Restated 1999 Nonstatutory Stock Option Plan and Form of Stock Option Agreement for use therewith.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to legality of securities being registered.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1).
23.2	Consent of Independent Public Accountants.
24.1	Power of Attorney (see page II-4).